UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
June 17, 2025
Date of Report (date of earliest event reported)
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Hamilton Insurance Group, Ltd.
(Exact name of registrant as specified in its charter)
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Bermuda (State or other jurisdiction of incorporation or organization)	001-41862 (Commission File Number)	98-1153847 (I.R.S. Employer Identification Number)
Wellesley House North, 1st Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08
(Address of principal executive offices and zip code)
(441) 405-5200
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common shares, par value $0.01 per share	HG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company                                            ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                 ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Certain Officers

On June 17, 2025, Hamilton Insurance Group, Ltd. (the “Company”) announced that Megan Graves, Chief Executive Officer (“CEO”) of Hamilton Re, Ltd. (“Hamilton Re”) and a named executive officer of the Company, notified the Company of her decision to step down from her role as CEO of Hamilton Re, effective September 1, 2025. Ms. Graves will remain employed by the Company through her planned retirement on December 31, 2025, to support a smooth leadership transition. Ms. Graves’ decision to retire is not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices.

In connection with her retirement, the Company and Ms. Graves entered into a retirement agreement that provides for her eligibility to receive her annual bonus at the target level (and in line with Company performance) and reimbursement of relocation expenses. Ms. Graves also entered into a non-compete agreement, a form of which is attached to the retirement agreement, and under which her outstanding RSUs and PSUs will continue to vest in accordance with their original terms, subject to her continued compliance with certain post-employment restrictive covenants. The foregoing summary is qualified in its entirety by reference to the full text of the retirement agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Certain Officers

On June 17, 2025, the Company also announced that Adrian Daws, currently the Chief Executive Officer of Hamilton Global Specialty and a named executive officer of the Company, has been appointed to serve as CEO of Hamilton Re with effect from September 1, 2025, subject to regulatory and Bermuda immigration approval.

Mr. Daws, age 44, has served as Chief Executive Officer of Hamilton Global Specialty since 2020 and has over 25 years of industry experience, with extensive knowledge across insurance and reinsurance. He joined the Company in 2015 as Head of Specialty and Deputy Active Underwriter before transitioning to Active Underwriter of the Company’s Lloyd’s syndicate in 2018. There is no arrangement or understanding between Mr. Daws and any other person pursuant to which Mr. Daws was appointed to CEO of Hamilton Re and Mr. Daws is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Daws and any other director or officer of the Company.

The Company also announced that Alex Baker, currently the Company’s Group Chief Risk Officer, has been appointed to succeed Mr. Daws as Chief Executive Officer of Hamilton Global Specialty, subject to regulatory approval, and with effect from September 1, 2025. In addition, Tim Duffin, currently Chief Underwriting Officer of Hamilton Re, has been appointed Group Chief Underwriting Officer of the Company, with effect from January 1, 2026, subject to regulatory approval.

Compensatory Arrangements of Certain Officers

In connection with his appointment as CEO of Hamilton Re, the Company entered into a new employment agreement with Mr. Daws, dated June 13, 2025. The agreement provides for an annual base salary of $660,000, a target annual cash bonus opportunity equal to 140% of the annual base salary and an annual target long term incentive award equal to 170% of annual base salary, all of which will be reviewed annually for increase, but not decrease. The Company has also agreed to reimburse Mr. Daws for any expenses incurred in connection with UK tax advisory services through the end of 2026. The agreement provides for severance benefits in the event of a termination without cause or resignation for good reason. In the event such a termination occurs following a change in control of the Company, Mr. Daws will be entitled to enhanced severance benefits, including a lump sum payment equal to two years’ base salary, one year’s target annual cash incentive bonus, and continued medical insurance coverage. These change-in-control benefits are subject to his continued compliance with restrictive covenants and execution of documents reasonably required by the Company. The agreement also includes customary intellectual property assignment, confidentiality, non-competition, non-disparagement and non-solicitation covenants. The foregoing summary is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 - Regulation FD Disclosure

On June 17, 2025, the Company issued a press release announcing the upcoming leadership transitions within its executive team as described in this Current Report on Form 8-K. A copy of the press release making this announcement is furnished hereto as Exhibit 99.1 hereto and is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

10.1	Retirement Agreement, dated as of June 16, 2025, between Hamilton BDA Services Limited and Megan Graves
10.2	Employment Agreement, dated as of June 13, 2025 between Hamilton BDA Services Limited and Adrian Daws
99.1	Press Release dated June 17, 2025, issued by the Company
101	Interactive Data File (formatted in Inline XBRL and includes the Cover Page Interactive Data File)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2025		HAMILTON INSURANCE GROUP, LTD.

	By:	/s/ Gemma Carreiro
Gemma Carreiro
Group General Counsel